EXECUTION COPY

Exhibit 10.20 PAYMENT AGREEMENT BY AND BETWEEN AFBS, INC. AND THERICS, LLC June 30, 2005

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PAYMENT AGREEMENT

               This PAYMENT AGREEMENT (the “Agreement”), effective as of June 30, 2005, by and between AFBS, INC., a Virginia corporation (f/k/a “Therics, Inc.”) (“AFBS”), and THERICS, LLC, an Ohio limited liability company (“Therics”), recites and provides as follows:

RECITALS

               WHEREAS, AFBS and Therics have entered into an Intellectual Property Transfer Agreement of even date herewith (the “IP Transfer Agreement ”); and

               WHEREAS, Therics desires to make payments to AFBS in consideration for the IP Transfer Agreement during the periods and under the terms and conditions herein specified; and

               WHEREAS, AFBS is willing to accept such payments under the terms and conditions, herein specified.

               NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it hereby is agreed that:

AGREEMENT

ARTICLE I
DEFINITIONS

               When used in this Agreement, the following terms shall have the meanings specified:

1.1.	AFBS.

“AFBS” shall have the meaning provided in the Recitals of this Agreement.

1.2.	Affiliate.

               “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least 50% of the voting securities, by contract or otherwise.

1.3.	End User.

“End User” shall mean the ultimate consumer of products and/or services identified in this Agreement, e.g. the hospital, trauma center, doctor or the like, but not including patients.
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1.4.	IP Transfer Agreement.

“IP Transfer Agreement” shall have the meaning set forth in the Recitals of this Agreement.

1.5.	Improvements.

“Improvement” shall mean any enhancement or modification of the Therics Technology that is developed by or for, invented or acquired by, or comes under the control of Therics.

1.6.	Intellectual Property.

“Intellectual Property” shall have the meaning set forth in the IP Transfer Agreement.

1.7.	Net Sales.

               “Net Sales” shall mean, the gross amount collected by Therics for sales of any Therics-Derived Product, or Therics-Derived Process less the following:

                             (a)            customary trade, quantity, or cash discounts and/or rebates to the extent actually allowed and taken after collection;

                             (b)            amounts repaid or credited by reason of rejection, refund or return;

                             (c)            any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of any such Therics-Derived Product or Therics-Derived Process which is paid by or on behalf of Therics or any Subsidiary or any of their respective licensees; and

                             (d)           freight allowances.

               No deductions shall be made (i) for commissions paid to individuals whether they be with independent distributors or stocking distributors or regularly employed by and on the payroll of Therics, its Affiliates (other than a RRT Entity), Subsidiaries or licensees, or (ii) for cost of collections. Net Sales shall occur on the date of collection by Therics.

               Non-monetary consideration shall not be accepted by Therics or any Subsidiary or any of their respective licensees for any Therics-Derived Products or Therics-Derived Processes without the prior written consent of the AFBS.

1.8.	Person.

“Person” shall mean and any individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity.
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1.9.	Private Label Distributor

               “Private Label Distributor” shall mean an entity (other than an RRT Entity) that distributes Therics-Derived Products or Therics-Derived Process through its own distribution network pursuant to a distribution agreement between Therics and that entity.

1.10.	Private Label Sales.

               “Private Label Sales” shall mean the Net Sales collected by Therics which are generated from sales to a Private Label Distributor other than an RRT Entity. Private Label Sales shall occur on the date of collection by Therics.

               Non-monetary consideration shall not be accepted for any Therics-Derived Products or Therics-Derived Processes without the prior written consent of AFBS.

1.11.	RRT.

“RRT” shall mean Randall R. Theken, a resident of the State of Ohio.

1.12.	RRT Entity.

               “RRT Entity” shall mean RRT, Theken Spine, LLC, an Ohio limited liability company, Theken Orthopaedic, Inc., an Ohio corporation, Theken Disc LLC, an Ohio limited liability company, and any other Affiliate of RRT.

1.13.	Subsidiary.

               “Subsidiary” shall mean any corporation or other entity with respect to which Therics has the direct or indirect right to vote shares representing 50% or more of the votes eligible to be cast in the election of directors or managers of such entity.

1.14.	Therics.

“Therics” shall have the meaning set forth in the Recitals of this Agreement.

1.15.	Therics-Derived Process.

               “Therics-Derived Process” shall mean any process of Therics containing, comprising or derived from the Therics Technology in any form alone, or in combination with, one or more other process steps of Therics, and any Improvements thereto, but not including any process of making a Therics-Derived Product.

1.16.	Therics-Derived Product.

               “Therics-Derived Product” shall mean any Therics product containing, comprising or derived from the Therics Technology in any form alone, or in combination with, one or more other products of Therics, and any Improvements thereto.

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1.17.	Therics Technology.

               “Therics Technology” shall mean the inventions, patents, patent applications, trade secrets, know-how, and developments that form a part of, or derived from, the Intellectual Property.

ARTICLE II
PAYMENTS

2.1.	Payments.

               Payments shall be made by Therics to AFBS within 30 days following the end of each calendar quarter; (provided, however, that Therics shall not be in default of this payment obligation until written notice of the same has been provided by AFBS to Therics of the default and providing Therics five (5) business days after receipt of such notice to cure) in the following amounts:

                              (a)          Until the fifth anniversary hereof, for each calendar quarter, an amount equal to 10% of Net Sales collected by Therics which are generated from sales to End-Users, whether by (i) Therics’ independent distributors, (ii) Therics’ stocking distributors, or (iii) Therics, its Affiliates (other than an RRT Entity), Subsidiaries and licensees.

                              (b)          During the period beginning on the fifth anniversary hereof and ending on the tenth anniversary hereof, for each calendar quarter, an amount equal to 5% of Net Sales collected by Therics which are generated from sales to End-Users, whether by (i) Therics’ independent distributors, (ii) Therics’ stocking distributors, or (iii) Therics, its Affiliates (other than an RRT Entity), Subsidiaries and licensees.

                              (c)          Until the fifth anniversary hereof, for each calendar quarter, an amount equal to 10% of Net Sales collected by Therics which are generated from sales to any RRT Entity by Therics, its Affiliates (other than an RRT Entity), Subsidiaries and licensees.

                              (d)          During the period beginning on the fifth anniversary hereof, and ending on the tenth anniversary hereof, for each calendar quarter, an amount equal to 5% of Net Sales collected by Therics which are generated from sales to any RRT Entity by Therics, its Affiliates (other than an RRT Entity), Subsidiaries and licensees.

                              (e)           Until the tenth anniversary hereof, for each calendar quarter, an amount equal to 2% of the Private Label Sales.

2.2.	Reports and Records.

                              (a)           Frequency of Reports.  Therics shall deliver reports to AFBS, at the time of payments due according to Section 2.1, containing information concerning the relevant activity period. The information shall be as further described in Section 2.2(b).

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                              (b)            Content of Reports. Each report delivered by Therics to AFBS shall contain at least the following information for the relevant period:

                                               (i)              the number of Therics-Derived Products sold;

                                               (ii)            a description of Therics-Derived Processes performed as may be pertinent to a payment accounting hereunder;

                                               (iii)            the gross price charged and amounts collected for each Therics-Derived Product sold, and the gross price charged and amounts collected for each Therics-Derived Process performed;

                                               (iv)            calculation of Net Sales and Private Label Sales for the applicable reporting period or portion thereof, including a listing of applicable deductions; and

                                               (v)             if no amounts are due to AFBS under Section 2.1 for any reporting period or portion thereof, the report shall so state.

                               (c)            Records. Therics shall maintain complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to AFBS in relation to this Agreement, which records shall contain sufficient information to permit AFBS to confirm the accuracy of any reports delivered to AFBS and compliance in other respects with this Agreement. Therics shall retain such records for at least three (3) years following the end of the calendar year to which they pertain, during which time AFBS, or AFBS’s appointed agents, shall have the right, at AFBS’ expense but with the good faith cooperation of Therics, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), then the parties shall negotiate in good faith to resolve any such discrepancy. If the parties are unable to agree on a resolution after 30 days then they shall mutually agree on an independent third party to review the matter and make a final binding determination as to the amount of the discrepancy, if any. The cost of such third party shall be paid by Therics.

2.3.	No Ownership or Liens.

               AFBS acknowledges and agrees that: (a) it is receiving the payments under Section 2.1 of this Agreement in exchange for its sale of certain intellectual property to Therics pursuant to the terms of the IP Transfer Agreement; (b) despite the deferred payment structure of this Agreement AFBS has no encumbrance, mortgage, charge, claim, restriction, pledge, security interest or imposition of any kind or nature on, in or with respect to any assets or collateral of Therics, including, without limitation, the intellectual property and assets purchased by Therics pursuant to the IP Transfer Agreement; (c) Therics is the owner of all intellectual property and assets purchased by Therics pursuant to the IP Transfer Agreement and AFBS has no interest of any kind in the same; and (d) AFBS’s sole, exclusive and only remedy under this Agreement for payment defaults shall be the recovery of any cash payments owed to it under Section 2.1 and in no event shall it be entitled to any remedies (equitable, specific performance or otherwise) for payment defaults which provide it any right, interest or claim in the intellectual property and assets purchased by Therics pursuant to the IP Transfer Agreement.

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ARTICLE III MISCELLANEOUS

3.1.	Entire Agreement; Amendment.

               This Agreement and the documents referred to herein and to be delivered pursuant hereto (including the IP Transfer Agreement, a certain Unit Purchase Agreement between RRT, Therics AFBS of even date herewith and a certain Transfer Agreement between AFBS and Therics dated June 30, 2005) constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.2.	Governing Law.

               This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio as applied to contracts entered into by Ohio residents and performed entirely in Ohio, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Ohio.

3.3.	Notices.

               All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one (1) business day after delivery by reliable overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at its or his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 3.3:

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If to AFBS:	AFBS, Inc.
c/o Tredegar Corporation
	Attention:	Chief Financial Officer
1100 Boulders Parkway
Richmond, Virginia 23225
Facsimile: (804) 330-1010

With a copy (which shall	Hunton & Williams LLP
not constitute notice) to:	Attention:	C. Porter Vaughan, III, Esq. and
R. Mason Bayler, Jr., Esq.
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Facsimile: (804) 788-8218

If to Therics:	Therics, LLC
	Attention:	Randall R. Theken
283 East Waterloo Road
Akron, Ohio 44319
Facsimile: (330) 773-7697

With a copy (which shall	Stark & Knoll Co., L.P.A.
not constitute notice) to:	Attention:	Aaron G. Lepp, Esq.
76 South Main Street, Suite 1512
Akron, Ohio 44308-1824
Facsimile: (330) 376-6237

3.4.	Counterparts; Headings.

               This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

3.5.	Binding Effect.

               This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns; provided however, that AFBS may not transfer or assign this Agreement to any non-Affiliate of AFBS without the written consent of Therics, which consent will not be unreasonably withheld; and provided further, that AFBS shall provide Therics with written notice of: (i) any “change of control” with respect to AFBS within five (5) business days of any such “change of control” (the term “change of control” shall mean a merger, consolidation or sale of 50% or more of the voting securities of AFBS); and (ii) any transfer or assignment to an Affiliate of AFBS within five (5) business days of such assignment.

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3.6.	Severability.

               If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

3.7.	Specific Performance.

               Therics and AFBS hereby agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party hereto has caused this Payment Agreement to be executed in its name and, as applicable, by a duly authorized officer as of the day and year first above written.

AFBS, INC.

By:	/s/ W. Hildebrandt Surgner, Jr.

W. Hildebrandt Surgner, Jr.
Vice President

THERICS, LLC
By: Theken Orthopaedic Inc.
Its: Manager

By:	/s/ Randall R. Theken

Randall R. Theken
President
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